EXHIBIT 99.1


               AUTONATION'S LARGEST STOCKHOLDER, ESL INVESTMENTS,
                         SIGNIFICANTLY INCREASES STAKE


Fort Lauderdale, FLA (October 30, 2001) --- AutoNation, Inc. (NYSE: AN), America's largest retailer of new and used vehicles, announced that ESL Investments, the Company's largest stockholder, has purchased an additional 27 million shares of AutoNation common stock at a price of $10.00 per share. ESL now owns approximately 77 million AutoNation shares, or approximately 24% of the Company's outstanding common stock.

The shares were purchased from AutoNation Chairman H. Wayne Huizenga, who sold 15 million shares, Vice Chairman Harris W. Hudson, who sold 2 million shares, and Board Member Michael G. DeGroote, who sold 10 million shares. With the completion of this sale, Huizenga, Hudson and DeGroote continue to own 35 million shares of the Company's common stock.

Mike Jackson, the Company's Chief Executive Officer, stated "We welcome the continued support of our largest stockholder, ESL Investments. Additionally, I look forward to continuing to work with our Chairman, H. Wayne Huizenga, to create shareholder value."

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest automotive retailer of new and used automobiles, on and off the Web. Ranked #83 on the Fortune 500, AutoNation employs approximately 31,000 people at 368 automotive retail franchises in 17 states. Additional information is available at www.autonation.com, where consumers can find more than 90,000 vehicles available for sale.